Exhibit 10.1

Joint Development Agreement

This Joint Development Agreement, dated as of June 3, 2025 (this “Agreement”), is entered into by and between Conduit Pharmaceuticals Inc., a Delaware corporation having an address at 4581 Tamiami Trail North, Suite 200, Naples, Florida 34103 (“Conduit”) and Manoira Corporation, a Delaware Corporation having an address at c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808 (“Manoira”). Conduit and Manoira may each be referred to herein as a “Party” and collectively as the “Parties”.

1.	Background:

a. Conduit is a dynamic, multi-asset clinical stage, life science company delivering an efficient model for compound development.

b. Manoira is a specialty animal treatment company focused on developing proprietary intellectual property using reformulation technology including co-crystallisation.

c. Conduit is the licensee and/or owner of certain intellectual property rights related to certain pharmaceutical compounds known individually and together as AZD1656 and AZD5658 in all therapeutic, prophylactic, palliative, and diagnostic uses in human and animals. (“AZD5658” together with AZD1656, the “Conduit Assets”).

d. The Parties wish to (i) jointly evaluate AZD1656 and any of its derivatives, as well as AZD5658, in animal health indications, including generating preclinical data, (ii) analyze and explore combination therapies in animal models, including combination therapies using the Conduit Assets together with Manoira’s CBDA Cocrystal (“Combination Therapies”) and (iii) produce translational data to inform Conduit’s human clinical programs while exploring veterinary market opportunities (collectively, the matters described in (i)-(iii) the “Development Activities”).

2.	Research License Grant to Manoira. Effective as of the Effective Date, Conduit hereby grants to Manoira a non-exclusive, non-transferable, non-sublicensable, fully paid-up, royalty-free license under the Conduit Assets solely to the extent necessary for Manoira to conduct its Development Activities pursuant to this Agreement. The Research license does not grant Manoira the right to distribute, market, promote or sell the products or services that are related to or incorporate the Conduit Assets

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3.	Consideration; Subject Shares:

a. Conduit is a publicly traded Company whose shares trade on The Nasdaq Stock Market LLC trading under the symbol CDT. As consideration for the undertakings contained in this agreement, including the services to be provided by Manoira hereunder, upon the Effective Date this agreement, Conduit will deliver to Manoira a total number of shares equal to $500,000 divided by the latest closing price of Conduit’s common stock (the “Subject Shares”).

b. From and after the date hereof, Manoira shall bear all costs related to its obligations as set forth herein, including the cost of development of any Combination Therapies. Except for the delivery of the Subject Shares, Conduit shall not be obligated to pay any consideration or expend any amounts under this Agreement.

c. Manoira acknowledges that the Subject Shares are “restricted securities” under the federal securities laws of the United States and applicable state securities laws since they are being acquired from Conduit in a transaction not involving a public offering. Under such laws and applicable regulations such securities may be resold without registration or qualification under the Securities Act of 1933, as amended (the “Act”), and applicable state securities laws only in certain limited circumstances. The Subject Shares will contain restrictive legends or be subject to stop orders reflecting the foregoing.

d. In connection with the delivery of the Subject Shares to Manoira, Manoira hereby represents and warrants to Conduit that (i) Manoira is acquiring the Subject Shares for its own account with the present intention of holding the Subject Shares for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities laws, and (ii) Purchaser is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Act.

e. Conduit shall use commercially reasonable efforts to prepare and file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 (or any successor form or, if Form S-3 is not available, another appropriate form) covering the resale of the Subject Shares within 60 days after the date of issuance of such Subject Shares. Conduit shall use commercially reasonable efforts to ensure that the registration statement becomes effective within 60 days after filing and shall maintain the effectiveness of the registration statement until the earlier of: (i) the date when Manoira has sold all Subject Shares covered by the registration statement or (ii) the date when all Subject Shares may be sold without restriction pursuant to Rule 144 under the Act. Conduit shall bear all expenses incurred in connection with the preparation, filing, and maintenance of the registration statement, including registration and filing fees, printing expenses, and legal and accounting fees, except for any broker or underwriting fees or commissions related to Manoira’s resale of the Subject Shares. Manoira agrees to: (x) provide Conduit with all necessary information regarding its ownership of the Subject Shares and its intended plan of distribution to be included in the registration statement; (y) notify Conduit promptly of any changes in such information and (z) comply with all applicable securities laws in connection with the resale of the Subject Shares. Manoira’s registration rights under this Section 2(e) shall terminate when all Subject Shares issued to Manoira pursuant to this Agreement have been sold or may be sold without restriction under Rule 144 of the Act. Conduit agrees to indemnify and hold harmless Manoira, its officers, directors, employees, agents, and affiliates, from and against any losses, claims, damages, or liabilities arising out of or related to any untrue statement or omission of a material fact in the registration statement, except to the extent such losses result from information provided by Manoira for inclusion in the registration statement. Manoira agrees to indemnify and hold harmless Conduit and its officers, directors, employees, agents, and affiliates to the extent any losses arise from untrue statements or omissions made by Manoira in connection with its resale of the Subject Shares.

4.	Manoira’s Obligations: Manoira will be responsible for the following requirements:

a. Manoira will provide staffing and facilities to conduct the Development Activities. Manoira will conduct the Development Activities in a reasonable, customary and professional manner, in accordance with clinical treatment protocols developed and overseen by qualified professionals. In coordination with Conduit, Manoira shall be responsible for selecting the qualified professionals to perform the Development Activities and for ensuring such professionals perform the Development Activities in a reasonable, customary and professional manner during the full term thereof.

5.	Development Costs:

a. The Parties agree that the costs (including attorney’s fees) of all Development Activities, including the cost of filing any and all patent applications and obtaining the issuance of any patents, or the cost of protecting or registering any other intellectual property rights in the Development Activities or derived from the results of the Development Activities shall be borne by Manoira.

b. To the extent Conduit incurs costs that are to be borne by Manoira pursuant to Section 5(a), Conduit will invoice Manoira for such costs and such invoices will be paid promptly by Manoira upon receipt.

6.	Ownership of Intellectual Property Rights:

a. Subject to Section 6(b), each Party shall own and retain all right, title and interest in and to any and all: (a) information and inventions that are conceived, discovered, developed or otherwise made solely by or on behalf of such Party or its Affiliates or its or their respective (sub)licensees, as applicable, under or in connection with this Agreement, whether or not patented or patentable and any and all patents and other intellectual property rights with respect thereto; and (b) other information, inventions, patents and other intellectual property rights that are owned or otherwise controlled by such Party or its Affiliates or its or their (sub)licensees outside of this Agreement.

b. All intellectual property created pursuant to this Agreement that is related to AZD1656 and AZD5658, including all know-how, derivatives, reports, and data related to any of the foregoing, shall be solely owned and/or controlled by Conduit, regardless of inventorship (“Conduit Foreground IP”).

c. Except as provided in Section 6(a) and (b), all intellectual property rights, including any patent rights, in the Combination Therapies shall be jointly owned by the Parties (“Joint Intellectual Property”). All such intellectual property rights and related data will be considered Confidential Information under the terms of this agreement unless and until such data is published. Notwithstanding the foregoing:

i.	Conduit shall have the right to elect to solely own any and all such intellectual property rights relevant solely to human applications.

ii.	Manoira shall have the right to elect to solely own any and all such intellectual property rights relevant solely to veterinary applications.

iii.	To the extent that a Combination Therapy may be relevant to both human and veterinary applications, the Parties agree that Conduit shall have exclusive ownership to any registered jointly owned intellectual property in the field of human applications and Manoira shall have the exclusive ownership of the registered jointly owned intellectual property in the field of veterinary applications.

iv.	Both parties shall have ownership of the data related to the Combination Therapies and may use such data to exploit their rights thereto.

d. Manoira shall promptly disclose to Conduit in writing and shall cause its Affiliates and its and their (sub)licensees to so disclose, the development, making, conception or reduction to practice of any Conduit Foreground IP or Joint Intellectual Property.

e. Conduit will have the first right (but not the obligation) to control the enforcement, drafting, filing, prosecution and maintenance of (including the defense of any interference, opposition or any other pre- or post-grant proceedings or challenges, including any patent term extensions) of all Conduit Foreground IP related patents, using counsel of its own choice. Manoira will have the first right (but not the obligation) to control the enforcement, drafting, filing, prosecution and maintenance of (including the defense of any interference, opposition or any other pre- or post-grant proceedings or challenges, including any patent term extensions) of all Joint Intellectual Property related patents, using counsel of its own choice.

f. Manoira does hereby, assign, and shall cause its Affiliates and its and their respective (sub)licensees to so assign to Conduit, without additional compensation, such right, title and interest in and to any Conduit Foreground IP, as specified in Section 6(b), and Joint Intellectual Property, as specified by Section 6(c)(i), as well as any intellectual property rights with respect thereto, to the extent required and not already effected by operation of law. Manoira shall cause all persons who perform development activities or regulatory activities for it under this Agreement or who conceive, discover, develop or otherwise make any information or inventions by or on behalf Manoira or its Affiliates or its or their respective (sub)licensees under or in connection with this Agreement to be under an obligation to assign their rights in any information and inventions resulting therefrom to Conduit, except where applicable law requires otherwise and except in the case of governmental, not-for-profit and public institutions that have standard policies against such an assignment (in which case, a suitable license or right to obtain such a license, shall be obtained). Conduit does hereby, assign, and shall cause its Affiliates and its and their respective (sub)licensees to so assign to Manoira, without additional compensation, such right, title and interest in and to any Joint Intellectual Property, as specified by Section 6(c)(ii), as well as any intellectual property rights with respect thereto, to the extent required and not already effected by operation of law.

g. For so long as either Conduit or Manoira does not exercise their respective right under Section 6(c) to solely own such respective intellectual property rights, either Party may seek to exploit the applicable intellectual property rights, subject to the approval of the JSC, which shall determine the economic terms of such use of the intellectual property rights as between Conduit and Manoira.

7.	Term of Agreement: The initial term of this agreement will be one (1) years from the Effective Date first set forth above. Upon the expiration of the initial term, this agreement will automatically renew for successive one (1) year renewal terms unless either Party gives the other Party not less than sixty (60) days written notice of its intent not to renew this Agreement.

8.	Termination:

a. Either Party may terminate this agreement upon a material breach of the other Party which breach is not cured within thirty (30) days after written notice of breach is given to the breaching party.

b. Upon expiration of the initial term of this agreement, either Party may terminate this Agreement at any time upon sixty (60) days written notice to the other Party.

c. Either Party may terminate this agreement upon sixty (60) days written notice to the other Party, if, in such Party’s reasonable good faith determination, the Development Activities conducted show that: (i) the products and methods being evaluated are not reasonably viable or effective for commercialization; (ii) the cost, time and effort involved in further development of the products and methods being evaluated show that the project is not scientifically or economically viable or that further efforts in this regard are not economically, medically or otherwise justifiable or (iii) the Development Activities have been completed in all material respects.

d. Conduit may terminate this agreement immediately if Manoira files, or threatens to file, an action challenging the validity or enforceability of a patent related to the Conduit Assets or the Conduit Foreground Intellectual Property.

9.	Information Sharing; Confidentiality:

a. Each Party shall provide the other Party access to a data room that includes all of the information of such Party required by the other Party to fulfill its obligations hereunder. The data room shall be updated on a quarterly basis. Without limiting the foregoing, Manoira shall provide Conduit with access to, and joint ownership of, all preclinical data generated from Manoira’s animal health studies, to ensure that Conduit has full access for Conduit’s human clinical programs.

b. In connection with this Agreement, each Party may disclose to the other Party, or permit the other Party to have access to, information that is confidential and proprietary to the disclosing Party (the “Confidential Information”). Confidential Information includes but is not limited to the Conduit Assets, the Development Activities, know-how, business or marketing strategies related thereto, plans for research and development, development tools, financial information, production costs and information, and supplier and customer lists and information and medical research conducted during the performance of this agreement. Confidential Information further includes any information identified or marked as “Confidential,” “Proprietary,” or similarly marked. The terms of this Agreement will also be considered Confidential Information.

c. Neither Party will copy, reproduce, disclose, disseminate or provide any Confidential Information to any third party, without the prior written consent of the disclosing Party. In addition, the Parties agree that they will use the Confidential Information only for the purpose of carrying out their obligations under this Agreement. Upon termination of this Agreement for any reason, any recipient will return to the disclosing Party all Confidential Information and any copies of it and will remove and delete any such Confidential Information for any computers, computer systems or other electronic, magnetic or optical media in its possession or control, provided, however that in no event will any recipient be required to erase, destroy or return electronic information stored on backup tapes or similar electronic data processing systems made in the ordinary course of business, so long as the Confidential Information is retained in accordance with the terms of this Agreement.

d. Nothing in this agreement will prevent any Party from dealing with its own Confidential Information in any manner it deems appropriate.

e. Notwithstanding the above, the following materials will not be deemed confidential:

i.	Information which was in the public domain at the time of disclosure;

ii.	Information which was published or otherwise became part of the public domain after disclosure to the applicable Party through no fault of such Party; and

iii.	Information which was received from a third party who did not acquire it, directly or indirectly, from a Party under an obligation of confidence.

10.	Joint Steering Committee:

a. The Parties hereby establish a joint steering committee (the “Joint Steering Committee” or the “JSC”) to oversee and coordinate the Development Activities and commercialization of the Combination Therapies, and to encourage and facilitate the ongoing cooperation and communication between the Parties regarding matters related to such activities. The Parties agree to act in accordance with the determinations of the JSC in the performance of their respective obligations under this Agreement.

b. Without limiting the foregoing, the JSC shall (i) monitor progress of the Development Activities and the development and commercialization of the Combination Therapies, review relevant data produced in the conduct of such activities and timely share information on progress of such activities with the Parties, (ii) decide whether to advance, suspend, or terminate any such activities, (iii) Coordinate the Parties’ activities with respect to the commercialization of any Combination Therapies, (iv) upon commercialization of new Combination Therapies, identify and work with an independent, third-party commercialization counterparty to commercialize the Combination Therapies on terms, including with respect to revenue sharing, acceptable to the JSC, (v) serve as a forum for the discussion of any safety, scientific or technical concerns regarding such activities; (vi) attempt to resolve any disputes on matters within the JRC’s authority on an informal basis and in good faith prior to the initiation of escalation or other formal dispute resolution mechanisms hereunder; and (vii) perform such other activities as the Parties agree in writing shall be the responsibility of the JRC.

c. The JSC shall consist of four (4) members, with two (2) appointed by Conduit and two (2) appointed by Manoira, each of whom shall have relevant credentials, experience, knowledge, and authority within such Party’s organization. Within thirty (30) days following the Effective Date, each Party shall designate its initial members to serve on the JSC. Each Party may replace its representatives on the JSC by written notice to the other Party. The Parties shall alternate, on a meeting by meeting basis, in appointing one (1) of their representatives on the JSC to act as the chairperson of the JSC for the meeting. The chairperson shall prepare and circulate agendas prior to each JSC meeting and subsequently, promptly provide to the Parties drafts of the minutes of each such meeting.

d. The JSC shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than once every quarter. Meetings of the JSC may be held in person, by audio or video teleconference; provided that at least one (1) meeting per year of the JSC shall be held in person. In-person JSC meetings shall be chaired by a JSC representative of the Parties on an alternating basis and held at locations selected on an alternating basis by the Parties, with the first in-person JSC meeting to be chaired by a Conduit representative and held at a location to be selected by Conduit. Each Party shall be responsible for all of its own expenses in connection with participating in the JSC meetings.

e. All decisions of the JSC shall be made by unanimous vote, with each Party’s representatives collectively having one (1) vote. No vote of the JSC may be taken unless at least one of each Party’s representatives is present for the vote. Each Party shall be responsible for ensuring that, at all times, its representatives on the JSC act reasonably and in good faith in carrying out their respective responsibilities hereunder. If the JSC cannot reach consensus with regard to any matter within its authority within ten (10) Business Days after such matter has been brought to the JSC’s attention, such matter shall be referred to the Chief Executive Officer of each Party, who shall promptly meet and attempt in good faith to resolve such issue within ten (10) Business Days from the date upon which such matter is referred to them. In the event that such Chief Executive Officers are unable to resolve such issue within ten (10) Business Days of the issue being referred to them, then such dispute shall be resolved in accordance with Section 14.

f. Limitation on JRC Authority. The JRC shall conduct its activities in good faith and shall not have the power to (i) amend or modify the Parties’ respective rights and obligations under this Agreement or otherwise alter the scope of the Agreement, (ii) waive either Party’s compliance with the terms and conditions of this Agreement, (iii) determine any issue in a manner that would conflict with the express terms and conditions of this Agreement, or (iv) resolve any dispute between the Parties regarding such rights and obligations.

g. Expenses. Each Party shall be responsible for all costs and expenses for its members and other representatives to attend meetings of, and otherwise participate in, the JRC and any subcommittees and project teams, including all travel and related costs and expenses.

11.	Independent Contractors: It is understood that both Parties are independent contractors and engage in the operation of their own respective businesses. Neither Party will be considered the agent of the other Party for any purpose whatsoever nor does any Party have any authority to enter into any contract or assume any obligation for the other Party or to make any warranty or representation on behalf of the other Party. Each Party is fully responsible for its own employees, servants and agents, and the employees, servants and agents of one Party will not be deemed to be employees, servants and agents of the other Party for any purpose.

12.	Public Announcements: No Party will make any public disclosure or public announcement of any information related to this agreement without the prior consent of the other Party.

13.	Assignment: No party may assign this agreement or any rights or obligations under this agreement without the prior consent of the other party.

14.	Dispute Resolution.

a. The parties intend to negotiate in good faith and resolve any dispute arising under this Agreement. In the event the parties are unable to resolve any such dispute, including any dispute referenced in Section 10(e), the Parties shall confer to jointly select a mediator to be administered by the New York, New York office of Judicial Arbitration & Mediation Services, Inc. or its successor (“JAMS”) or any other office of JAMS agreed to by the Parties, in accordance with JAMS’s mediation procedures in effect on the date of the Agreement. If the Parties cannot agree on the selection of a mediator, the Party asserting the dispute shall file a request in writing for the appointment of a mediator with the New York, New York office of JAMS who is an experienced intellectual property attorney knowledgeable in the field of intellectual property law relating to the Development Activities with a copy of the request being served on the other Party, and the mediation shall be conducted by the appointed mediator. The cost of such mediation shall be shared equally by the Parties. If no agreement is reached by the Parties following a good faith mediation in accordance with the aforementioned provisions, the dispute shall be submitted to binding arbitration before JAMS, at its office located in New York, NY, or any other office of JAMS agreed to by the Parties pursuant to the Federal Arbitration Act, 9 U.S.C. Sec. 1 et sec. Either Party may commence such arbitration by filing a written demand for arbitration with JAMS, with a copy to the other Party. The arbitration will be conducted in New York, New York, in accordance with the provisions of JAMS Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration. The Parties will cooperate with JAMS and each other in selecting an arbitrator from JAMS panel of neutrals, and in the prompt scheduling and completion of the arbitration proceedings. If the parties cannot agree on the arbitrator within ten days after receipt of a panel of neutrals from JAMS, JAMS shall appoint the arbitrator from its panel of neutrals who is an experienced intellectual property attorney knowledgeable in the field of intellectual property law relating to the Development Activities. Any costs and legal fees associated with such arbitration shall be borne as determined by the arbitrator. Judgment on the arbitration award may be entered in any federal or state court in New York, New York. Both parties consent to the jurisdiction of such courts. The parties agree that any such dispute and all information concerning such dispute shall be kept confidential and shall be subject to the provisions of Section 9.

b. Notwithstanding the foregoing, any Party may seek and obtain emergency or preliminary equitable or injunctive relief from any court of competent jurisdiction in order to prevent irreparable injury or to preserve the status quo pending any ruling in arbitration. In any action seeking equitable or injunctive relief pursuant to this paragraph (and notwithstanding any arbitration rule to the contrary), the Court (rather than the arbitrator) will have the power to determine any questions of its jurisdiction or authority to issue such a ruling.

15.	General Provisions:

a. Disclaimer of Warranties. Neither Party makes any representations or grants any warranties, express or implied, either in fact or by operation of law, by statute or otherwise and each Party specifically disclaims any other warranties, whether written or oral or express or implied, including any warranty of quality, merchantability or fitness for a particular use or purpose or any warranty as to the validity of any patents or the non-infringement of any intellectual property rights of Third Parties.

b. Modification: This agreement may only be modified by an agreement in writing signed by both Parties.

c. Counterparts: This agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument

d. Notices. All notices and communications required under this Agreement will be in writing and will be delivered in person, or mailed, postage prepaid, by overnight express carrier, to the address of the parties listed at the beginning of this Agreement, or to any other address as such Party designates in a written notice to the other Party. All notices sent pursuant to the terms of this section will be deemed received on the date of delivery if personally delivered, or if sent by overnight express carrier, on the next business day immediately following the day sent

e. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of any other provisions hereof.

f. Governing Law. This Agreement shall be governed in all respects by the laws of the United States and the State of New York, except for conflict of laws provisions. The parties agree that for any dispute, controversy or claim arising out of or in connection with this Agreement, venue and personal jurisdiction shall be in the federal or state court with competent jurisdiction located in New York, New York.

g. Entire Agreement. This Agreement constitutes and expresses the entire agreement and understanding between the parties hereto with respect to the subject matter, all revisions discussions, promises, representation, and understanding relative thereto, if any, being herein merged.

IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be duly executed as of the date first written above:

CONDUIT

Conduit Pharmaceuticals Inc., a Delaware corporation

By:	/s/ James Bligh
Name:	James Bligh
Title:	Interim CFO

MANOIRA

Manoira Corporation, a Delaware Corporation

By:	/s/ Andrew Regan
Name:	Andrew Regan
Title:	Director

[Signature Page to Joint Development Agreement]